Riviera Holdings Corporation




October 13, 1999


Dear Contingent Value Right Holder:

         I am pleased to announce that Riviera Holdings Corporation has settled the lawsuit brought by Allen Paulson against the Riviera and others. Pursuant to the settlement, as a holder of Contingent Value Rights (CVR's) you will receive $2.46 for each CVR from a down payment escrow account established by Mr. Paulson in connection with the aborted Paulson/Riviera merger.

         Among the reasons for the Riviera Board to approve the settlement were:

         (1) The desirability of having CVR holders receive their money now rather than waiting for final resolution of the litigation, which could take many months or years;

         (2) The CVR holders will no longer be subject to the risk of an adverse decision that would result in no CVR recovery.

         You should deliver to our stock transfer agent, American Stock Transfer Company ("ASTC"), 40 Wall Street-46th Floor, New York, New York 10005, the attached ASTC form and your CVR's. Upon receipt of the filled out ASTC form and your CVR's, ASTC will mail a check to you or as otherwise directed by you. See Paragraph 9 of the "Instructions For Letter of Transmittal" if you lost or misplaced or certificates.

         You should consult your own tax advisor as to the appropriate treatment for tax purposes of the CVR payment you will receive.

                                        Very truly yours,

                                        RIVIERA HOLDINGS CORPORATION


                                        William L. Westerman, Chairman